Exhibit 10.1

EMPLOYMENT AGREEMENT

FOR

JOHN W. STUART

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 12th day of October, 2000 by and between ON STAGE ENTERTAINMENT, INC., a Nevada corporation (“On Stage” or the “Company”), and JOHN W. STUART, an individual (“Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.             EMPLOYMENT

On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.             TERM

The Employment of the Executive by the Company as provided in Section 1 hereof shall commence on the effective date of this Agreement and end three (3) years thereafter, provided, that the term of this Agreement shall be extended automatically for additional one (1) year periods on the first anniversary date of this Agreement and each subsequent anniversary date, unless and until each party provides written notice to the other party in accordance with Section 17 hereof not less than ninety (90) days prior to such anniversary date that such party is terminating this Agreement, which termination shall be effective as of the end of such initial term or extended term, as the case may be (the “Expiration Date”), or until sooner terminated as herein after set forth.

3.             POSITION AND DUTIES

The Executive shall serve as Chairman of the Board and founder of the Company, with such duties and responsibilities as the Company’ Board of Directors (“the Board”) may from time to time determine and assign to the Executive.  The Executive shall devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.  In addition,

Executive agrees that he will not engage in any business, civic or other activities that would materially interfere with the performance of his duties hereunder.

The Executive shall be permitted to serve as a Director or Trustee of other organizations, subject to the sole discretion of the Board, on a case-by-case basis.  Approval will not be granted if such service involves a competitor of the Company or materially interferes with the effective performance of the Executive’s duties under the Agreement.  In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company or such other places as the Company and the Executive mutually agree, except for required travel on Company business.

4.             DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 4:

(a)           “Annual Bonus” shall mean a cash payment available annually (or as otherwise provided for in this document) to Executive in addition to Base salary, payment of which is contingent upon the performance of the Company and the Executive during each Calendar Year as determined in accordance with section 5(b) of this Agreement.

(b)           “Annual Bonus Plan” shall mean the annual cash bonus plan approved by the Board as amended from time to time.  Participants in the Annual Bonus Plan shall be eligible to receive annual cash payments based on Board assessment of performance which may be totally discretionary, or based partly or totally on specific objectives established by the Board for the Company and Executive for the Fiscal Year.

(c)           “Base Salary” shall mean the annual base salary rate in effect for Executive from time to time during the Term of this Agreement.

(d)           “Calendar” shall mean the one year period ending December 31 of each year.

(e)           “Cause” Shall mean Executive’s:

(i)                                     Conviction for any felony involving moral turpitude;

(ii)                                  Personal dishonesty, misconduct, breach of fiduciary duty involving personal profit, or intentional failure to perform stated duties;

(iii)                               Refusal to provide appropriate information or to otherwise participate and cooperate in connection with the obtaining by the Company of all licenses, permits, and approvals necessary to the conduct of it’s business; or

(iv)                              Inability to obtain any license, permit, or other authorization required to be obtained by such person as a condition to the conduct by the Company of entertainment related activities.

(f)            “Disability” shall be deemed to have occurred if Executive makes application for or is otherwise eligible for disability benefits under any Company-sponsored long-term disability program covering Executive, and Executive qualifies for such benefits.  In the absence of a Company-sponsored long-term disability program covering Executive, Executive shall be presumed to be totally and permanently disabled if so determined by the Company’s Board following the Board’s review of a medical opinion satisfactory to the Board certifying that Executive will be permanently unable to perform his normal duties as Chairman of the Board and founder of the Company as a result of a physical or mental condition.

(g)           “Good Reason” shall mean Executive’s Voluntary Termination of Service from the Company within ninety (90) days following the occurrence of one or more of the following events, unless such event is approved in writing by Executive in advance of it’s occurrence:

(i)                                     Any reduction in the Executive’s total compensation opportunity consisting of three pay components: Base Salary, Target Annual Bonus and Target Annualized value of long-term incentive awards, including stock options, unless the reduction in the total compensation opportunity is applied equally to all officers of the Company.  The target annualized value of long-term incentives will be determined based on the Executive’s average long-term incentive award value for the prior three Fiscal Years, calculated according to the Black Scholes option pricing model as required for proxy statement disclosure;

(ii)                                  A material reduction in Executive’s title or responsibilities; or

(iii)                               Relocation of Executive’s primary place of work to a location more than fifty (50) miles from Executive’s primary residence as of the date of this Agreement.

(h)           “Long Term Incentive Plan” shall mean The Company’s Amended and Restated Incentive Stock Option Plan or any other form of equity (real or phantom) or other long-term incentive plan introduced by the Company.

(i)            “Service” shall mean Executive’s full-time or substantially full-time employment with the Company, or any affiliated organization, including any leave of absence approved by the Board.

(j)            “Stock Option Plan” shall mean the Company’s Amended and Restated Incentive Stock Option Plan.

(k)           “Retirement” shall mean the termination of employment upon Executive’s attainment of age 65 with the sole approval of the Board.

(l)            “Termination of Service” shall mean Executive’s termination of Service for any reason whatsoever, including death.

5.             COMPENSTATION.

(a)           Base Salary.  The Company shall pay to the Executive an annual base salary of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00) per annum (the “Base Salary”).  The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board based on prevailing market conditions, performance of the Executive and other considerations.  If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the employment term hereunder, except that the Company may reduce the Executive’s Base Salary at any time as part of a general salary reduction applied to all officers of the Company.

(b)           Annual Bonus.  The Executive shall be eligible to participate each Calendar Year in an Annual Bonus Plan approved by the Board.  The actual amount of Annual Bonus earned by Executive for Year 2000 and subsequent years shall be determined by the Board in accordance with the Annual Bonus Plan approved by the Board.  Any Annual Bonus earned by the Executive shall be paid in Cash within one-hundred twenty (120) days following the completion of the Company’s Fiscal Year or as otherwise specified in the Annual Bonus Plan.  It should be noted that in no event shall Executive’s annual bonus be less than $150,000 per annum (the “Minimum Annual Bonus”).  Executive may elect to have the Minimum Annual Bonus paid in equal bi-monthly installments.

(c)           Long-Term Incentives.  The Executive shall participate in any Long-Term Incentive Plan that may be designed specifically for the Executive or provided to the officers and other executives of the Company during the Term of this Agreement.

(d)           Medical and Dental Health Plans.  The Company shall provide Executive and his immediate family with medical and dental health insurance of the type and in such amounts as is available from time to time to all other executive officers of the Company.  Nothing contained in this Agreement shall prevent the Company from changing insurance carriers or from affecting modifications in insurance coverage for the Executive.

(e)           Life and Disability Insurance.  The Company shall purchase life and disability insurance for Executive of the type and in such amounts as is available from time to time to all other executives of the Company.

(f)            Automobile Allowance.  The Company shall lease for Executive a suitable automobile and shall pay for all fair and reasonable expenses incurred by Executive in connection with the operation of such automobile including, without limitation, insurance, maintenance, gasoline and oil.  The automobile will be insured through the Company’s insurance carrier.  The Company will exercise its best efforts to establish the lease in such a way that the automobile will not be an income item to Executive for federal income tax purposes.  The general parameters of the automobile lease shall be as follows: (i) The basic monthly lease payment is not to exceed $1,500.00 (excluding taxes and extra mileage charges); The capitalized cost reduction at the time the lease is executed shall not exceed $75,000.00 plus customary drive-off costs, such as taxes and a security deposit; and (iii) The lease term shall be between twelve (12) and thirty-six (36) months.

(g)           Cellular Telephone.  The Company will provide Executive with a cellular telephone, a cellular car telephone and a pager and will pay for or reimburse Executive for all fair and reasonable expenses incurred by Executive for the use of said items in the performance of his services hereunder.

(h)           Home Office Expenses.  The Company will pay for the installation and line charges for a two-line telephone and a fax machine with it own line in Executive’s home to the extent used in the performance of his services hereunder.  The company will pay for or reimburse to Executive, whichever the case may be, all reasonable costs associated with keeping an office at his home, including, but not limited to: a desk, a two-way telephone, a facsimile machine, a computer, computer software, a copy machine and all office supplies reasonable related to maintaining an office.

(i)            Vacation Holidays.  The Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies (three weeks vacation) for officers of the Company, which shall be taken at a reasonable time or times.  In the event Executive is unable to utilize his allotted vacation time, Executive shall have the right to request that the Company pay him his salary in lieu of any such unutilized vacation days at the expiration of any given employment year.

6.             EXPENSES

The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures in effect for officers of the Company) in connection with the  Executive’s services under this Agreement.  The Executive shall account to the Company for such expenses in accordance with policies and procedures established by the Company.

7.             CONFIDENTIAL INFORMATION

During the period in which this Agreement remains in force and while Executive is entitled to receive any benefits under this Agreement, Executive shall not, without prior written consent of the Board or pursuant to and consistent with the order of any court, legislative body or regulatory agency (a) engage directly or indirectly (including, by way of example only, as principal, partner, venturer, employee, or agent), nor have any direct or indirect interest, in any business which competes with the Company in any material way, or (b) disclose to any third party, either directly or indirectly, any non-public information regarding the Company’s business, customers, financial conditions, strategies, or operations the disclosure of which could possibly harm the Company in any material way. Clause (a) above shall not apply to any investment by Executive in the stock of a publicly-traded corporation, provided such investment constitutes less than five percent (5%) of the corporation’s cumulative voting shares.  In the event that Executive violates clauses (a) or (b) above, Executive’s rights to any benefits under this Agreement shall immediately terminate.

8.             VESTING OF STOCK OPTIONS UPON A CHANGE OF CONTROL

Upon the effective date of a Change of Control, all stock options previously granted to the Executive under the Company’s Long-Term Incentive Plan (excluding any stock options granted under the Company’s Amended & Restated Incentive Stock Option Plan) shall become fully vested and exercisable by the Executive.

For the purposes of this Section 8, “Change of Control” shall mean the occurrence of any of the following events.

(a)           When any “person” (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended) other than the Company is or becomes the “beneficial owner” (as defined in Rule 13-d-3 under said Act), Directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b)           The approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving security outstanding immediately after such merger or consolidation; or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

9.             EXECUTIVE’S RIGHTS UPON TERMINATION OF SERVICE

(a)           For Reason of Voluntary Resignation Constituting Good Reason or Termination by the Company Without Cause.  In the event of Executive’s Termination of Service for reason of (i) voluntary resignation by Executive constituting Good Reason; or (ii) Executive’s Termination of Service by the Company without cause, Executive (or if Executive dies while benefits remain due under this Agreement, Executive’s beneficiaries as designated in accordance with the provisions of Section 12 herein) shall be entitled to receive the following upon such Termination Service:

(i)                                     Payment immediately upon Executive’s Termination of Service of any previously unpaid Base Salary and the pro-rata portion of any Annual Bonus owed to Executive (if necessary, the Company may pay such Annual Bonus when all bonuses for that calendar year are calculated and paid under the Company’s Annual Bonus Plan) through the date of the Executive’s Termination of Service;

(ii)                                  Base Salary, for a period equal to the amount of time remaining under the Term of this Agreement following such Termination, payable in equal biweekly Installments;

(iii)                               The average of the actual Annual Bonus payments for the three Calendar Years completed prior to such Termination, for a period equal to the amount of time remaining under the Term of this Agreement following such Termination, payable in accordance with the typical payout schedule of Annual Bonuses earned by the Executive for the prior three Calendar year.

(iv)                              Continued participation in fringe benefits and perquisites for balance of the term as described in Section 5 (d) herein, as available to Executive immediately prior to Executive’s Termination of Service.  If continued participation in one or more of these fringe benefits is not possible due to legal or other constraints, the Company shall provide Executive with sufficient funds on a monthly basis to enable Executive to secure fringe benefits, on an after-tax basis, substantially similar to those which Executive was entitled to immediately prior to Executive’s Termination of Service;

(v)                                 Immediate vesting of any stock options or other rights previously provided to Executive under the Company’s Long-Term Incentive Plan, excluding any stock options granted under the Company’s Amended & Restated Incentive Stock Option Plan and any cash-based long-term incentives; and

(vi)                              Payment of any life insurance, Disability, or other benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agreement.

(b)           For Reason of Retirement.  In the event of Executive’s Termination of Service for reason of Retirement, Executive (or if Executive dies while benefits remain due under this Agreement, Executive’s beneficiaries as designated in accordance with the provisions of Section 12 herein) shall be entitled to receive the following upon such Termination of Service:

(i)                                     Payment immediately upon Executive’s Termination of Service of any previously unpaid Base Salary;

(ii)                                  Performance of Company obligations with respect to Executive’s exercise of any stock options or other rights previously granted to Executive under the Company’s Long-Term Incentive Plan, provided such options or other rights have vested in accordance with any agreement between the Company and Executive covering such options or other rights; and

(iii)                               Payment of any retirement benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agreement.

(c)           For Reason of Disability.  In the event of Executive’s Termination of Service for reason of Disability, Executive (or if Executive while benefits remain due under this Agreement, Executive’s beneficiaries as designated in accordance with the provisions of Section 12 herein) shall be entitled to receive the following upon such Termination of Service:

(i)                                     Payment immediately upon Executive’s Termination of Service of any previously unpaid Base Salary;

(ii)                                  Continued participation in fringe benefits and perquisites for twenty-four (24) months as described in Section 5(d) herein, as available to Executive immediately prior to Executive’s Termination of Service.  If continued participation in one or more of these fringe benefits is not possible due to legal or other constraints the Company shall provide Executive with sufficient funds on a monthly basis to enable Executive to secure fringe benefits, on an after-tax basis, substantially similar to those which Executive was entitled to immediately prior to Executive's Termination of Service;

(iii)                               Performance of Company obligations with respect to Executive’s exercise of any stock options or other rights previously granted to Executive under the Company’s Long-Term Incentive Plan, provided such options or other rights have vested in accordance with any agreement between the Company and Executive covering such options or other rights; and

(iv)                              Payment of any life insurance, Disability, or other benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agreement.

(d)           For Reason of Death.  In the Event of Executive’s Termination for Service for Reason of Death, Executive’s beneficiaries as designated in accordance with the provisions of Section 12, herein shall be entitled to receive the following upon such Termination of Service:

(i)                                     Payment immediately upon Executive’s Termination of Service of any previously unpaid Base Salary;

(ii)                                  Performance of Company obligations with respect to Executive’s exercise of any stock options or other rights previously granted to Executive under the Company’s Long-Term Incentive Plan provided such options or other rights have vested in accordance with any agreement between the Company and Executive covering such options or other rights; and

(iii)                               Payment of any life insurance benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agreement.

(e)           For Reason of Voluntary Resignation Not Constituting Good Reason.  In the event of Executive’s Termination of Service for reason of voluntary resignation by Executive not constituting Good Reason, Executive (or if Executive dies while benefits remain due under this Agreement, Executive’s beneficiaries as designated in accordance with the provisions of Section 12 herein) shall be entitled to receive the following upon such Termination of Service:

(i)                                     Payment immediately upon Executives Termination of Service of any previously unpaid Base Salary;

(ii)                                  Performance of Company obligations with respect to Executives exercise of any stock options or other rights previously granted to Executive under the Company’s Long-Term Incentive Plan, provided such options or other rights have vested in accordance with any agreement between the Company and the Executive covering such options or other rights; and

(iii)                               Payment of any life insurance benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agreement.

(f)            For Reason of Cause.  In the event of Executive's Termination of Service for Reason of Cause, the Company's obligation to Executive shall be limited to:

(i)                                     Payment immediately upon Executive's Termination of Service of any previously unpaid Base Salary;

(ii)                                  Performance of Company obligations with respect to Executive's exercise of any stock options or other rights have vested in accordance with agreement between the Company and Executive covering such options or other rights; and

(iii)                               Payment of any life insurance benefits provided to Executive by the Company in accordance with the terms and conditions of such benefits and this Agent.

10.          MITIGATION

Executive shall not be required to mitigate the amount of any benefit provided for in this Agreement by actively seeking alternative employment during the period in which such Benefits are paid.

11.          LIMITATION OF BENEFITS UNDER THIS AGREEMENT

(a)           In the event that the payment of any benefit due to Executive under this Agreement (including any early vesting of stock options or other rights under the Company’s Long-Term Incentive Plan): (i) constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code, then the cumulative benefits due under the Agreement shall be payable either as:

(i)	the full payment, or
(ii)

such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, State, and local employment taxes, income taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by the Executive, on an after tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.

All determinations required to be made under this Section 11 shall be made in writing by the Company’s independent public accountants (the “Accounting Firm”).  The Company shall cause the Accounting Firm to provide detailed supporting calculations of it’s determinations to the Company and Executive.  Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Executive to a payment under this Agreement.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(b)           In the event that it is determined by the Board, upon receipt of a written opinion of the Company’s independent public accountants, that the enforcement of Section 8 hereof would preclude accounting for any proposed business combination of the Company as a pooling of interests, and the Board otherwise desires to approve a proposed business transaction which requires as a condition to the closing of such transactions that it be accounted for as a pooling of interests, Section 8 of this Agreement shall be null and void, but only if the absence of enforcement of such sections hereof would preserve the pooling treatment.  For purposes of this Section 11, the Board’s determination shall require the unanimous approval of the disinterested members of the Board.

12.          DESIGNATION OF BENEFICIARIES

Executive shall have the right at any time to designate any person(s) or trust(s) as beneficiaries to whom any benefits payable under this Agreement shall be made in the event of Executive’s death prior to the distribution of all benefits due Executive under this Agreement.  Each beneficiary designation shall be effective only when filed in writing with the Company during Executive’s lifetime.  If Executive designates more than one beneficiary, distributions of cash payments shall be made in equal proportions to each beneficiary unless otherwise provided for in Executive’s beneficiary designation.  The filing of a new beneficiary designation shall cancel all designations previously filed.  Any finalized marriage or divorce (other than common law marriage) of Executive subsequent to the date of filing a beneficiary designation shall revoke such designation unless (a) in the case of divorce, the previous spouse was not designated as beneficiary, and (b) in the case of marriage, Executive’s new spouse had previously been designated as beneficiary.  If Executive fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if the beneficiary designated by Executive dies prior to distribution of the benefits due the Executive under this Agreement, the Company shall direct the distribution of any benefits due under this Agreement to Executive’s estate.

13.          SUCCESSORS

Except as provided for in Section 12 above, the rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, and any such successor shall be deemed substituted for the Company under the terms of this Agreement.  The term successor as used herein shall include any person, firm, corporation, or other business entity which at any time, by merger, purchase or otherwise, acquires substantially all of the assets or business of the Company.

14.          ENTIRE AGREEMENT

With respect to matters specified herein, this Agreement contains the entire agreement between the parties and supercedes all prior oral and written agreements, understandings, and commitments between the parties, including the provisions of any stock option agreement(s) between the Executive and the Company providing for the acceleration of vesting of vesting of Executive’s stock option(s) upon Executive’s Termination of Service.  No amendments to this Agreement may be made except through a written document signed by both parties.

15.          VALIDITY

In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

16.          PARAGRAPHS AND OTHER HEADINGS

Paragraphs or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.          NOTICE

Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of the Company to the attention of the Board of Directors at the Company’s then principal place of business, presently 4625 West Nevso Drive, Suite # 9, Las Vegas, Nevada 89103, and in the case of Executive, presently 8213 Rancho Destino, Las Vegas, Nevada 89123.  Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

18.          RIGHT OF EMPLOYMENT

Nothing stated or implied by this Agreement shall prevent the Company from terminating the Service of Executive at any time, nor prevent Executive from voluntarily terminating Service at any time.

19.          ARBITRATION OF DISPUTES

Except as expressly provided below, in the event of a dispute arising over the interpretation or enforcement of any of the provisions of this Agreement, or any other controversy or claim arising out of or relating to the Agreement, the Company and Executive agree to submit such dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the fullest extent permitted by law. Each party expressly waives it’s entitlement, if any, to have any such controversy heard before a court or jury.  Either party may, within 90 days of the occurrence of the event giving rise to the dispute, initiate arbitration by notifying the other in writing. Failure to initiate arbitration within such 90 day period, or such extended period as may be mutually agreed in writing within such 90 day period, shall constitute a waiver of any and all such claims, and they shall be forever barred.  Both parties shall attempt to agree upon a mutually acceptable arbitrator.  If the Company and Executive are unable to agree upon one arbitrator, then an arbitrator shall be selected in accordance with the then-current rules of the American Arbitration Association.  The arbitrator’s decision shall be final and binding on both parties.  The  Company and Executive agree that the arbitration shall occur in Las Vegas, Nevada.  The fees and expenses of the arbitrator for any arbitration under this Agreement shall be paid by the Company.  The fees and expenses of counsel and experts retained by each party, the Company and the Executive, shall be paid by the party retaining the services.  The arbitrator shall have no authority to award punitive or exemplary damages against any party.  Notwithstanding the foregoing, no disputes arising under or in connection with any agreement concerning proprietary information shall be subject to arbitration, and either party may pursue other legal and equitable remedies in connection therewith.  As used in the Section 19, the term “Executive” shall also mean, in the event of Executive’s death, his designated beneficiaries, his personal representative, or the executor or administrator of his estate.

20.          WITHOLDING TAXES

To the extent required by law, the Company shall withhold from any payments due the Executive due under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

21.          APPLICABLE LAW

To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Nevada law.

22.          GOVERNING LAW

This Agreement shall be governed in all respects by the internal laws of the State of Nevada.

23.          SUCCESSORS AND ASSIGNS

Except as otherwise provided herein, the provisions hereof shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

24.          AMENDMENT

Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by written instrument signed by the party against whom enforcement of such amendment, waiver, discharge or termination is sought.

25.          COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by it’s duly authorized Representative(s) and Executive has affixed his signature as of the date first written above.

EXECUTIVE	ON STAGE ENTERTAINMENT, INC.

/s/ John W. Stuart	By:	/s/ Timothy J. Parrott
	Name:	TIM PARROTT
	Title:	CEO & PRESIDENT